MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Prior to the date hereof, the total number of shares of capital stock of all classes that the Corporation had authority to issue is eight billion two hundred fifty million (8,250,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of eighty two million five hundred thousand dollars ($82,500,000). Effective on the date hereof, the total number of shares of capital stock of all classes that the Corporation has authority to issue is nine billion two hundred fifty million (9,250,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of ninety two million five hundred thousand dollars ($92,500,000). This increase in the total number of authorized shares of capital stock has been approved by the Board of Directors under Section 2-105(c) of the Corporations and Associations Articles of the Maryland Code.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (“Articles”), the Board of Directors has voted to create a new class of shares for the 2055 Retirement Fund and allocate authorized shares to the 2055 Retirement Fund. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

THIRD: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles, the Board of Directors has voted to classify 555,000,000 of the currently unclassified shares of the above mentioned 9,250,000,000 shares in order to increase the authorized shares allocated to the Conservative Allocation Fund, Moderate Allocation Fund, International Fund, 2020 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund, 2040 Retirement Fund, 2045 Retirement Fund, 2050 Retirement Fund, 2055 Retirement Fund, and Retirement Income Fund as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
Conservative Allocation	150,000,000	15,000,000	165,000,000
Moderate Allocation	255,000,000	15,000,000	270,000,000
International Fund	525,000,000	100,000,000	625,000,000
2020 Retirement Fund	425,000,000	40,000,000	465,000,000
2030 Retirement Fund	365,000,000	50,000,000	415,000,000
2035 Retirement Fund	295,000,000	50,000,000	345,000,000
2040 Retirement Fund	225,000,000	60,000,000	285,000,000
2045 Retirement Fund	275,000,000	50,000,000	325,000,000
2050 Retirement Fund	110,000,000	60,000,000	170,000,000
2055 Retirement Fund	0	100,000,000	100,000,000
Retirement Income Fund	80,000,000	15,000,000	95,000,000

Allocations for all other classes not shown remain unchanged. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: February 25, 2016	MUTUAL OF AMERICA INVESTMENT CORPORATION

Attest:

/s/ Scott H. Rothstein	/s/ James J. Roth
Scott H. Rothstein	James J. Roth
Secretary	Chairman, President and CEO